Exhibit 5.1

620 Eighth Avenue New York, New York 10018 (212) 218-5500 fax (212) 218-5526 www.seyfarth.com

October 27, 2014

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, Illinois 60062

Re:	Issuance and Sale of Shares of Common Stock

Ladies and Gentlemen:

We have acted as legal counsel to Nanosphere, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 40,000,000 shares (the “Offering Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and 400,000 shares of Common Stock (together with the Offering Shares, the “Shares”) as part of the fee payable to the Underwriters (as defined below). The Shares are being sold by the Company pursuant to an Underwriting Agreement, dated October 22, 2014 (the “Underwriting Agreement”), by and among the Company and Chardan Capital Markets, LLC, as representative of the several underwriters set forth on a schedule thereto (the “Underwriters”), as well as effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-183916) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on November 5, 2012, the statutory prospectuses included therein, and the prospectus supplement dated October 22, 2014 and filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, necessary or appropriate for purposes of rendering this opinion letter, including (a) the Certificate of Incorporation of the Company, as amended, (b) the By-laws of the Company, as amended, (c) the Underwriting Agreement, (d) the Registration Statement, (e) the Base Prospectus, (f) the Prospectus dated October 22, 2014, (g) resolutions of the Board of Directors of the Company duly adopted on October 22, 2014; (h) a status certificate of the Department of State of the State of Delaware, dated October 23, 2014, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is duly authorized to transact business in the State of Delaware, (i) a status certificate of the Department of State of the State of Illinois dated October 23, 2014, to the effect that the Company is a foreign corporation duly qualified and authorized to transact business in the State of Illinois, and (j) such other documents, records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter. In all such examinations, we have assumed, with your consent, the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to executed documents of all unexecuted copies submitted to us, and the conformity to the originals of photocopies.

Nanosphere, Inc. October 27, 2014 Page 2

We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America, and the laws of the State of Delaware, including without limitation applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we express no opinion with respect to any state securities or blue sky laws.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof, the Shares to be purchased by the Underwriters from the Company have been duly authorized for issuance and sale pursuant to the Underwriting Agreement and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement, dated October 22, 2014, relating to the Shares, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on October 27, 2014. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/ SEYFARTH SHAW LLP